Exhibit 12.1

BRIXMOR PROPERTY GROUP INC. AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES AND CONSOLIDATED RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
(dollars in thousands)

	Predecessor		Successor
	Year Ended December 31,	Period from January 1, 2011 through June 27,	Period from June 28, 2011 through December 31,	Year Ended December 31,
	2010	2011	2011	2012	2013	2014
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(271,377)	$(40,193)	$159,065	$(150,409)	$(81,825)	$110,581
Interest expense, net of amortization of premium/discount	358,725	187,205	200,625	377,070	339,044	254,380
Amortization of deferred financing fees	19,345	5,166	4,812	10,272	10,831	8,691
Distributed income of equity investees	548	390	152	451	409	454
Portion of rent expense representative of interest	465	206	226	445	443	416
Total Earnings	$107,706	$152,774	$364,880	$237,829	$268,902	$374,522

Fixed Charges:
Interest expense, net of amortization of premium/discount	358,725	187,205	200,625	377,070	339,044	254,380
Capitalized interest	660	254	293	1,661	4,968	4,047
Amortization of deferred financing fees	19,345	5,166	4,812	10,272	10,831	8,691
Portion of rent expense representative of interest	465	206	226	445	443	416
Total fixed charges (1)	379,195	192,831	205,956	389,448	355,286	267,534
Preferred stock dividends	—	—	137	296	162	150
Total combined fixed charges and preferred stock dividends (2)	$379,195	$192,831	$206,093	$389,744	$355,448	$267,684

Ratio of Earnings to Fixed Charges	—	—	1.8	—	—	1.4
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	—	—	1.8	—	—	1.4

(1)
For the year ended December 31, 2010, the period from January 1, 2011 through June 27, 2011 and the years ended December 31, 2012 and 2013 fixed charges exceeded earnings by $271,489, $40,057, $151,619 and $86,384, respectively.

(2)
For the year ended December 31, 2010, the period from January 1, 2011 through June 27, 2011 and the years ended December 31, 2012 and 2013 combined fixed charges and preferred stock dividends exceeded earnings by $271,489, $40,057, $151,915 and $86,546, respectively.

BRIXMOR OPERATING PARTNERSHIP LP AND SUBSIDIARIES
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
(dollars in thousands)

	Predecessor		Successor
	Year Ended December 31,	Period from January 1, 2011 through June 27,	Period from June 28, 2011 through December 31,	Year Ended December 31,
	2010	2011	2011	2012	2013	2014
Earnings:
Income (loss) before equity in income of unconsolidated joint ventures	$(271,377)	$(40,193)	$(128,372)	$(149,885)	$(81,819)	$110,581
Interest expense, net of amortization of premium/discount	358,725	187,205	200,625	377,070	339,044	254,380
Amortization of deferred financing fees	19,345	5,166	4,812	10,272	10,831	8,691
Distributed income of equity investees	548	390	152	451	409	454
Portion of rent expense representative of interest	465	206	226	445	443	416
Total Earnings	$107,706	$152,774	$77,443	$238,353	$268,908	$374,522

Fixed Charges:
Interest expense, net of amortization of premium/discount	358,725	187,205	200,625	377,070	339,044	254,380
Capitalized interest	660	254	293	1,661	4,968	4,047
Amortization of deferred financing fees	19,345	5,166	4,812	10,272	10,831	8,691
Portion of rent expense representative of interest	465	206	226	445	443	416
Total fixed charges (1)	$379,195	$192,831	$205,956	$389,448	$355,286	$267,534

Ratio of Earnings to Fixed Charges	—	—	—	—	—	1.4

(1)
For the year ended December 31, 2010, the period from January 1, 2011 through June 27, 2011, the period from June 28, 2011 through December 31, 2011 and the years ended December 31, 2012 and 2013 fixed charges exceeded earnings by $271,489, $40,057, $128,513, $151,095 and $86,378, respectively.